EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOLD AND MINERALS COMPANY, INC.,

EL CAPITAN PRECIOUS METALS, INC.

AND

MERGERCO

JUNE 28, 2010

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of June 28, 2010, by and among Gold and Minerals Company, Inc., a Nevada corporation (“G&M”), El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), and MergerCo, a Nevada corporation and wholly-owned subsidiary of ECPN (“MergerCo”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of G&M, ECPN and MergerCo have determined that it is in the best interests of such corporations and their respective stockholders for ECPN to acquire G&M through the merger of MergerCo with and into G&M, with G&M as the surviving corporation (the “Merger”);

WHEREAS, ECPN, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”) and the Bylaws of MergerCo;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of G&M shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan.  Accordingly, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that ECPN, MergerCo and G&M will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Articles of Merger” shall mean the Articles of Merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.2(d) hereof.

“Closing Date” shall have the meaning as set forth in Section 2.2(d) hereof.

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” shall mean registered and unregistered copyrights and copyright applications.

“Dissenting Shares” shall have the meaning as set forth in Section 2.8 hereof.

“ECL” shall mean El Capitan, Ltd., an Arizona corporation and a Subsidiary of G&M.

“ECPN Common Stock” shall mean the common stock, par value $.001 per share, of ECPN.

“ECPN 8-K Reports” shall have the meaning ascribed thereto in Section 4.5.

“ECPN Insiders” shall have the meaning ascribed thereto in Section 4.11.

“ECPN Intellectual Property” shall have the meaning ascribed thereto in Section 4.21.

“ECPN Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.16.

“ECPN Permits” shall have the meaning ascribed thereto in Section 4.12(b).

“ECPN Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“ECPN SEC Filings” shall have the meaning ascribed thereto in Section 4.5.

“ECPN 10-K Report” shall have the meaning ascribed thereto in Section 4.5.

“ECPN 10-Q Reports” shall have the meaning ascribed thereto in Section 4.5.

“Effective Date” shall have the meaning ascribed thereto in Section 2.2(d) hereof.

“Effective Time” shall have the meaning ascribed thereto in Section 2.2(d) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the ratio set forth in Section 2.3(b) hereof.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“G&M Common Stock” means the common stock, par value $.001 per share, of G&M.

“G&M Financial Statements” shall have the meaning as set forth in Section 3.12 hereof.

“G&M Insiders” shall have the meaning as set forth in Section 3.10 hereof.

“G&M Interim Statements” shall have the meaning as set forth in Section 3.12 hereof.

“G&M Intellectual Property” shall have the meaning as set forth in Section 3.21 hereof.

“G&M Latest Balance Sheet” shall have the meaning as set forth in Section 3.16 hereof.

“G&M Permits” shall have the meaning as set forth in Section 3.11(b) hereof.

“G&M Plans” shall have the meaning as set forth in Section 3.19(a) hereof.

“G&M Preferred Stock” means the preferred stock, par value $.001 per share, of G&M.

“G&M Returns” shall have the meaning as set forth in Section 3.8(a) hereof.

“G&M Stockholder Meeting” shall have the meaning ascribed thereto in Section 6.7 hereof.

“Intellectual Property” means any software together with Patents, Copyrights, Trademarks, and Know-How.

“Know-How” means trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter.  A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of ECPN Common Stock issuable in connection with the Merger to the holders of G&M Common Stock and G&M Preferred Stock based on the Exchange Ratio.

“NRS” shall mean the Nevada Revised Statutes.

“Patents” shall mean patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite G&M Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Corporation” shall have the meaning ascribed thereto in Section 2.1.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Transfer Agent” shall mean OTR Transfer, Inc., the transfer agent for ECPN and G&M.

“Trademarks” means registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor.

ARTICLE II
MERGER

2.1          The Merger.  Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) MergerCo will merge with and into G&M, and (ii) G&M will become a wholly-owned subsidiary of ECPN. The term “Surviving Corporation” as used herein shall mean G&M, as a wholly-owned subsidiary of ECPN after giving effect to the Merger.  The Merger will be effected pursuant to the Articles of Merger in accordance with the provisions of, and with the effect provided in, Section 92A.200 of the NRS.

2.2          Effects of Merger.

(a)           From and after the Effective Time and until further amended in accordance with law, (i) the Articles of Incorporation of MergerCo as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, and (ii) the Bylaws of MergerCo as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

(b)           From and after the Effective Time, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of G&M and MergerCo shall vest in the Surviving Corporation; (ii) all of the assets and property of G&M and MergerCo of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to G&M or MergerCo (other than any such debts or other obligations between them), all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Corporation; and (iii) all debts and obligations of G&M and MergerCo (other than any such debts or other obligations between them), all rights of creditors of G&M  or MergerCo and all liens or security interests encumbering any of the property of G&M or MergerCo shall be vested in the Surviving Corporation and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Corporation and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Corporation in its own name and for its own behalf.  Without limiting the generality of the foregoing, Surviving Corporation specifically assumes all continuing obligations which G&M or MergerCo would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Corporation’s Articles of Incorporation, Bylaws and pursuant to the NRS, with respect to any and all claims arising out of actions taken or omitted by G&M’s officers and directors prior to the Effective Date.

(c)           ECPN, G&M and MergerCo, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the NRS at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either G&M or MergerCo, the officers of the Surviving Corporation are fully authorized in the name of ECPN, G&M and MergerCo or otherwise to take, and shall take, all such lawful and necessary action.

(d)           Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at 15225 N. 49th Street, Scottsdale, Arizona 85254, or such other time and place as G&M and ECPN mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (the “Closing Date”),  but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto.  On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Nevada Secretary of State in accordance with the NRS. The Merger shall be effective when the Articles of Merger are filed with the Nevada Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Articles of Merger are filed with the Nevada Secretary of State.

2.3          Effect on G&M Capital Stock and MergerCo Capital Stock.  To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Subject to the issuance of one whole share in lieu of fractional shares as provided in Section 2.3(b), each share of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time (except Dissenting Shares and shares extinguished pursuant to this Section 2.3) shall automatically be converted into and exchangeable for the number of fully paid and nonassessable shares of ECPN Common Stock equal to one (1) multiplied by the Exchange Ratio at the Effective Time of the Merger;

(b)           The Exchange Ratio shall be equal to the ratio (rounded to the nearest six decimal places) when (i) the numerator is equal to the product of the number 1.5 multiplied by the number of outstanding shares of ECPN Common Stock plus the number of shares of ECPN Common Stock underlying all outstanding ECPN warrants and options at the Effective Time of the Merger and (ii) the denominator is equal to the total number of outstanding shares of G&M Common Stock plus the total number of outstanding shares of G&M Preferred Stock at the Effective Time of the Merger.  On June 28, 2010, the number of outstanding shares of ECPN Common Stock was 91,816,412 and the number of shares of ECPN Common Stock underlying the outstanding ECPN warrants and options was 3,666,667.  On June 28, 2010, the number of outstanding shares of G&M Common Stock was 96,255,869 and the number of outstanding shares of G&M Preferred Stock was 4,985,000.  On June 28, 2010, the Exchange Ratio would be 1.414692.

(c)           In lieu of fractional shares, each G&M stockholder who would otherwise have been entitled to a fraction of a share of ECPN Common Stock pursuant to this Section 2.3 (after aggregating all fractional shares otherwise to be received by such G&M stockholder) shall receive, one (1) whole share of ECPN Common Stock;

(d)           All shares of G&M Common Stock and G&M Preferred Stock held at the Effective Time by G&M as treasury stock will be canceled and no payment will be made with respect to those shares;

(e)           Each share of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time and owned by MergerCo or ECPN, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(f)           All shares of common stock, $.001 par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.4          Rights of Holders of G&M Capital Stock; Restrictions on Transfer

(a)           On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of G&M Common Stock and G&M Preferred Stock (except Dissenting Shares and shares extinguished pursuant to Section 2.3) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of ECPN Common Stock into which such shares of G&M Common Stock and G&M Preferred Stock shall have been converted pursuant to Section 2.3 above.  The record holder of each such outstanding certificate representing shares of G&M Common Stock and G&M Preferred Stock, shall, after the Effective Date, be entitled to vote the shares of ECPN Common Stock into which such shares of G&M Common Stock and G&M Preferred Stock shall have been converted on any matters on which the holders of record of ECPN Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote.  In any matters relating to such certificates of G&M Common Stock and G&M Preferred Stock, ECPN may rely conclusively upon the record of stockholders maintained by G&M’s Transfer Agent containing the names and addresses of the holders of record of G&M Common Stock and G&M Preferred Stock on the Effective Date.

(b)           Each G&M stockholder who will be receiving 10,000 or less of shares of ECPN Common Stock in the conversion described in Section 2.3(a) hereof will be issued one (1) unrestricted stock certificate. Each G&M stockholder who will be receiving more than 10,000 shares of ECPN Common Stock in the conversion will be issued one (1) unrestricted certificate for 10,000 shares of ECPN Common Stock and one (1) restricted certificate for the remaining number of shares of ECPN Common Stock to be received in the conversion.

Ninety (90) days after the Effective Date, a G&M stockholder may return his restricted ECPN Common Stock certificate to ECPN's Transfer Agent and, if the number of restricted shares of ECPN Common Stock is 10,000 or less, he will receive an unrestricted ECPN Common Stock certificate from the Transfer Agent. If the number of shares of ECPN Common Stock in the returned restricted certificate is more than 10,000 shares, the G&M stockholder will receive an unrestricted certificate for 10,000 shares of ECPN Common Stock plus an unrestricted certificate for 25% of his remaining shares of ECPN Common Stock, and a restricted certificate for 75% of his remaining shares of ECPN Common Stock he returned to the Transfer Agent.  A G&M stockholder may repeat this process of removing the restrictive legend from a portion of his restricted ECPN Common Stock every ninety (90) days.  One (1) year after the Effective Date, a G&M stockholder who has received a restricted ECPN Common Stock certificate may have the restrictive legend removed from all of his shares of restricted ECPN Common Stock received in the conversion, irrespective of the number of shares of ECPN Common Stock.

Each registered holder of G&M Common Stock and G&M Preferred Stock will be issued ECPN Common Stock certificates bearing legends consistent with the restrictions set forth in this Section 2.4(b).

2.5          Procedure for Exchange of G&M Common Stock and G&M Preferred Stock.

(a)           After the Effective Time, holders of certificates theretofore evidencing outstanding shares of G&M Common Stock and G&M Preferred Stock (except shares cancelled or extinguished pursuant to Section 2.3), upon surrender of such certificates to the Transfer Agent, shall be entitled to receive certificates representing the number of shares of ECPN Common Stock into which shares of G&M Common Stock and G&M Preferred Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) and Section 2.4(b) hereof.  ECPN shall not be obligated to deliver any such shares of ECPN Common Stock to which any former holder of shares of G&M Common Stock and G&M Preferred Stock is entitled until such holder surrenders the certificate or certificates representing such shares.  Until surrendered in accordance with this Section 2.5, each certificate evidencing G&M Common Stock and G&M Preferred Stock shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 2.6.  Upon surrender, each certificate evidencing G&M Common Stock and G&M Preferred Stock shall be canceled.  If there is a transfer of G&M Common Stock or G&M Preferred Stock ownership which is not registered in the transfer records of G&M, a certificate representing the proper number of shares of ECPN Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Transfer Agent or Secretary of ECPN, such certificate shall be properly endorsed or otherwise be in proper form for transfer, including an appropriate signature guarantee, and (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of ECPN Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of ECPN that such tax has been paid or is not applicable. If any certificate evidencing G&M Common Stock or G&M Preferred Stock has not been surrendered immediately prior to the date eighteen (18) months after the Effective Date, any such shares of ECPN Common Stock, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, be maintained by the Transfer Agent in trust (the “Unissued Shares”) free and clear of all claims or interest of any person previously entitled thereto, until issued pursuant to Section 2.7 below.  None of ECPN, the Surviving Corporation or the Transfer Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any escheat, abandoned property or similar applicable law.

(b)           All shares of ECPN Common Stock issued upon the surrender for exchange of G&M Common Stock and G&M Preferred Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of G&M Common Stock and G&M Preferred Stock.

(c)           In the event any certificate for G&M Common Stock or G&M Preferred Stock shall have been lost, stolen or destroyed, ECPN shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the ECPN Common Stock as may be required pursuant to this Agreement; provided, however, that ECPN’s Transfer Agent, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ECPN or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6          Distributions with Respect to Unexchanged Shares.  No dividend or other distribution declared with respect to ECPN Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered certificates evidencing G&M Common Stock or G&M Preferred Stock, including holders of certificates who comply with the provisions of Section 2.5(c) (with regard to lost certificates) until such holders surrender such certificates or submit an affidavit (and a bond, as applicable) in accordance with Section 2.5(c).  Upon the surrender of such certificates in accordance with this Section or Section 2.5(c), there shall be paid to such holders, promptly after such surrender or submission, as applicable, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time occurs and not paid because of the failure to surrender such certificates for exchange.

2.7          Unissued Shares Distributed.  In the event any shares of ECPN Common Stock have not been issued by the Transfer Agent pursuant to Section 2.5(a) above because one or more G&M stockholders did not surrender their G&M Common Stock and/or G&M Preferred Stock certificate within eighteen (18) months after the Effective Date, ECPN shall authorize the Transfer Agent to distribute these remaining shares of ECPN Common Stock to all of the G&M stockholders who did properly surrender their G&M Common Stock and/or G&M Preferred Stock certificates pursuant to Section 2.5(a) above, on a pro-rata basis of such properly surrendered G&M Common Stock and G&M Preferred Stock certificates.  No fractional shares of ECPN Common Stock shall be issued to any G&M stockholder pursuant to the distribution of ECPN Common Stock described in this Section 2.7.

2.8          Dissenting Shares.  Shares of capital stock of G&M held by stockholders of G&M who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Chapter 92A of the NRS (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of ECPN Common Stock pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 92A of the NRS.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 92A of the NRS shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapter 92A of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from ECPN shares of ECPN Common Stock as provided in Section 2.3 above.  Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.  G&M shall give ECPN prompt notice of any demand for appraisal received by G&M, withdrawals of such demands, and any other instruments served pursuant to Chapter 92A of the NRS and received by G&M.  G&M shall not, without the prior written consent of ECPN, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

2.9          Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors and officers of the Surviving Corporation shall be the persons who were directors and officers of ECPN immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.  If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Corporation, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF G&M

G&M hereby represents and warrants to ECPN and MergerCo as follows; provided, that with respect to this Article III, G&M’s representations and warranties regarding ECL, as a Subsidiary of G&M, are to be limited to G&M’s Knowledge:

3.1          Organization and Qualification.  Each of G&M and its Subsidiaries (as identified in Section 3.7 hereof) is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing in the state in which it is incorporated, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of G&M and each of its Subsidiaries, all of which have been made available to ECPN prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Each of G&M and ECL is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on G&M or the Surviving Corporation.

3.2          Authority Relative to this Agreement; Non-Contravention.  The execution and delivery of this Agreement by G&M and the consummation by G&M of the transactions contemplated hereby have been duly authorized by the Board of Directors of G&M.  Except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of G&M Common Stock and G&M Preferred Stock are entitled to cast (the “Requisite G&M Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of G&M are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by G&M and, assuming it is a valid and binding obligation of ECPN and MergerCo, constitutes a valid and binding obligation of G&M enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the effectiveness of the Form S-4 Registration Statement filed with the Securities and Exchange Commission, and (y) the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of G&M for the consummation by G&M of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation or adversely affect the consummation of the transactions contemplated hereby.

3.3          No Conflicts.  Neither G&M nor any of its Subsidiaries is subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on G&M or the Surviving Corporation.

3.4          Capitalization.

(a)           The authorized, issued and outstanding shares of capital stock of G&M and each of its Subsidiaries as of the date hereof are correctly set forth on Schedule 3.4(a).  The issued and outstanding shares of capital stock of G&M and each of its Subsidiaries are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to G&M’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 3.4(a), G&M and each of its Subsidiaries have no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by G&M or any of its Subsidiaries, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from G&M or any of its Subsidiaries any shares of capital stock or other securities of any kind of G&M or any of its Subsidiaries, and there will not be any such agreements prior to or on the Effective Date without the prior written consent of ECPN.  There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require G&M or any of its Subsidiaries to repurchase or otherwise acquire any shares of capital stock of G&M or any of its Subsidiaries.

(b)           Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of the capital stock of each of the Subsidiaries of G&M and the number of shares of its Subsidiaries each of the owners holds.

(c)           Neither G&M nor any of its Subsidiaries owns, or is party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person.  Except as contemplated by this Agreement, neither G&M nor any of its Subsidiaries is a party to, and, to G&M’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of G&M.

3.5          Litigatioon.  There are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of G&M, threatened against G&M, its Subsidiaries, or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of G&M, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving G&M or any of its Subsidiaries or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate.  Neither G&M nor any of its Subsidiaries is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6          No Brokers or Finders.  None of G&M, any of its Subsidiaries or their respective officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7          Subsidiaries.  Except as identified on Schedule 3.7, G&M does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity.  Each of the entities identified on Schedule 3.7 shall be referred to as a “Subsidiary,” and all of such entities collectively as the “Subsidiaries.”

3.8          Tax Matters.

(a)           (i) Except as set forth on Schedule 3.8, G&M and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“G&M Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such G&M Returns are complete and accurate in all material respects; (iii) G&M and each of its Subsidiaries has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it or any Subsidiary; (iv) G&M has established on the G&M Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) G&M and each of its Subsidiaries has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To G&M’s Knowledge, there are no liens for Taxes upon any assets of G&M or any of its Subsidiaries, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to G&M’s Knowledge, proposed against G&M or any of its Subsidiaries that has not been resolved and paid in full or is not being contested in good faith.  No waiver, extension or comparable consent given by G&M or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or G&M Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to G&M or any of its Subsidiaries by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of G&M, is any such Tax audit or other proceeding threatened with regard to any Taxes or G&M Returns. Neither G&M nor any of its Subsidiaries expects the assessment of any additional Taxes of G&M or any of its Subsidiaries for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of G&M or any of its Subsidiaries which would exceed the estimated reserves established on its books and records.

(d)           Neither G&M nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by G&M not to be deductible (in whole or in part) under Section 280G of the Code nor is a party to any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder.  Neither G&M nor any of its subsidiaries is liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by G&M or any of its Subsidiaries with respect to Taxes.  Schedule 3.8 contains a list of all jurisdictions in which G&M and each its Subsidiaries are required to file any G&M Return and no claim has ever been made by a taxing authority in a jurisdiction where G&M or any of its Subsidiaries does not currently file G&M Returns that G&M or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of G&M or any of its Subsidiaries.

(e)           Neither G&M nor any of its Subsidiaries has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)           Except as set forth on Schedule 3.8, neither G&M nor any of its Subsidiaries has requested any extension of time within which to file any G&M Return, which return has not since been filed.

3.9          Contracts and Commitments.

(a)           Schedule 3.9 hereto lists all of the agreements and provides copies of such agreements, whether oral or written, to which G&M or any of its Subsidiaries is a party, which are currently in effect, and which relate to the operation of G&M’s or any of its Subsidiaries’ businesses, except agreements that involve annual payments of less than $10,000 to and from G&M and involve capital expenditures of less than $10,000 by G&M.

(b)           G&M and each of its Subsidiaries has performed all obligations required to be performed by such party in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption.  G&M has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.10        Affiliate Transactions.  Other than pursuant to this Agreement, no officer, director or employee of G&M or any of its Subsidiaries, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market or on an over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively “G&M Insiders”), has any agreement with G&M or any of its Subsidiaries or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of G&M and each of its Subsidiaries (other than ownership of capital stock of G&M or any such Subsidiary). Neither G&M nor any of its Subsidiaries is indebted to any G&M Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no G&M Insider is indebted to G&M or any of its Subsidiaries (except for cash advances for ordinary business expenses). None of the G&M Insiders has any direct or indirect interest in any competitor, supplier or customer of G&M or any of its Subsidiaries or in any person, firm or entity from whom or to whom G&M or any of its Subsidiaries leases any property, or in any other person, firm or entity with whom G&M or any of its Subsidiaries transacts business of any nature.

3.11        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation, G&M and its Subsidiaries and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against G&M or any of its Subsidiaries, and G&M and its Subsidiaries have not received any notice alleging a violation of any such laws, regulations or other requirements. Neither G&M nor any of its Subsidiaries is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Surviving Corporation after it acquires G&M’s properties, assets and business.

(b)           G&M and each of its Subsidiaries has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “G&M Permits”).  G&M and each of its Subsidiaries has conducted its business in compliance with all material terms and conditions of the G&M Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation.

3.12        Financial Statements.  G&M will make available to ECPN audited balance sheets of G&M as of December 31, 2008 and 2009, and the related audited statements of income, changes in stockholders’ equity, and cash flows of G&M for the year then ended and its balance sheet as well as unaudited statements of income, changes in stockholders’ equity, and cash flows of G&M for the year ended December 31, 2009 (the “G&M Financial Statements”), and its unaudited balance sheet as of March 31, 2010, and the related unaudited statements of income, change in stockholders’ equity and cash flows of G&M for the period then ended (the “G&M Interim Statements”).  The G&M Financial Statements will be audited by MaloneBailey, LLP, Independent Registered Public Accounting Firm, and be accompanied by their audit report. The G&M Financial Statements and the G&M Interim Statements will be prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of G&M and its Subsidiaries on a consolidated basis as of the dates of and for the periods referred to in the G&M Financial Statements and the G&M Interim Statements, respectively.

3.13        Books and Records.  The books of account, minute books, stock record books, and other records of G&M and each of its Subsidiaries, complete copies of which have been made available to ECPN, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation.  At the Closing, all of G&M’s and its Subsidiaries’ records will be in the possession of G&M.

3.14        Real Property.  Neither G&M nor any of its Subsidiaries owns any real property, leaseholds or other interests in any real property, except the interest in the El Capitan Mine owned by ECL.

3.15        Insurance.  The insurance policies owned and maintained by G&M and its Subsidiaries that are material to G&M and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that G&M or its Subsidiaries are not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and neither G&M nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.16        No Undisclosed Liabilities.  Except as reflected in the unaudited balance sheet of G&M at March 31, 2010 (the “G&M Latest Balance Sheet”), neither G&M nor any of its Subsidiaries has liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of G&M’s Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), or (ii) liabilities under this Agreement.

3.17        Environmental Matters.

(a)           Except as would not be expected to have a Material Adverse Effect, neither G&M nor any of its Subsidiaries has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined below), and except in full compliance with Environmental Laws, neither G&M nor any of its Subsidiaries (nor, to the Knowledge of G&M, any predecessor in interest in connection with the business of G&M or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined below) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, G&M or its Subsidiaries (or, to the Knowledge of G&M, any predecessor in interest in connection with the business of G&M or its Subsidiaries) during the period of G&M’s or its Subsidiaries’ (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of G&M, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined below) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to G&M’s Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

(b)           For purposes of this Agreement:

(i)           “Environmental Laws” means any Federal, state, local or foreign Laws (including common Law), regulations, codes, rules, orders, ordinances, permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment;

(ii)           “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii)           “Release” has the meaning specified in CERCLA.

3.18        Absence of Certain Developments.  Except as disclosed in the G&M Financial Statements or as otherwise contemplated by this Agreement, since the date of the G&M Latest Balance Sheet, G&M and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on G&M or the Surviving Corporation, (ii) any event that could reasonably be expected to prevent or materially delay the performance of G&M’s or its Subsidiaries’ obligations pursuant to this Agreement, (iii) any material change by G&M or any of its Subsidiaries in its accounting methods, principles or practices, (iv) any amendment to the Articles of Incorporation or Bylaws of G&M or any of its Subsidiaries, (v) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by G&M or any of its Subsidiaries, (x) purchase, sale, assignment or transfer of any material assets by G&M or any of its Subsidiaries, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of G&M or any of its Subsidiaries, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on G&M or the Surviving Corporation, or (z) cancellation, compromise, release or waiver by G&M or any of its Subsidiaries of any rights of material value or any material debts or claims, (vi) any incurrence by G&M or any of its Subsidiaries of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (vii) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of G&M or any of its Subsidiaries, (viii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which G&M or any of its Subsidiaries is a party or by which it is bound, (ix) entry by G&M or any of its Subsidiaries into any loan or other transaction with any officers, directors or employees of G&M or any of its Subsidiaries, (x) entry by G&M or any of its Subsidiaries into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xi) any negotiation or agreement by the G&M or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (xi).

3.19        Employee Benefit Plans.

(a)           There are no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of G&M and each of its Subsidiaries, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of G&M or any of its Subsidiaries, in the case of a plan described in (i) or (ii) above, that is currently maintained by G&M or any of its Subsidiaries or with respect to which G&M or any of its Subsidiaries has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “G&M Plans”).

(b)           No director, officer, or employee of G&M or any of its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any G&M Plan solely as a result of consummation of the transactions contemplated by this Agreement.  No director of officer or control person of ECPN prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the G&M Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

3.20        Employees.  To the Knowledge of G&M, (a) neither any executive employee of G&M or any of its Subsidiaries, nor any group of G&M’s nor any of its Subsidiaries’ employees has any plans to terminate his, her or its employment; (b) neither G&M nor any of its Subsidiaries has material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against G&M or any of its Subsidiaries, nor is G&M or any of its Subsidiaries aware of any facts that would give rise to such a claim; (d) to the Knowledge of G&M, no employee of G&M or any of its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of G&M or any of its Subsidiaries; (e) no employee or former employee of G&M or any of its Subsidiaries has any claim with respect to any intellectual property rights of G&M or any of its Subsidiaries; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) through (e).

3.21        Intellectual Property.

(a)           G&M does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “G&M Intellectual Property”).

(b)           To G&M Knowledge, G&M is not infringing upon the proprietary rights of any Person.  There are no claims pending or, to G&M’s Knowledge, threatened alleging that G&M is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)           G&M is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on G&M.

3.22        Tax-Free Reorganization.  Neither G&M nor, to G&M’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.23        Vote Required.  The Requisite G&M Stockholder Vote is the only vote of the holders of any class or series of G&M capital stock necessary to approve the Merger.

3.24        Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by G&M for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of ECPN Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by G&M for inclusion or incorporation by reference in the Proxy Statement/Prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”), on the date it is first mailed to holders of G&M Common Stock and G&M Preferred Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25        Full Disclosure.  The representations and warranties of G&M contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which G&M has Knowledge that has not been disclosed to ECPN pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on G&M or the Surviving Corporation or materially adversely affect the ability of G&M to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ECPN AND MERGERCO

ECPN and MergerCo hereby represent and warrant to G&M as follows:

4.1          Organization and Qualification. ECPN and MergerCo are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Articles of Incorporation and Bylaws of ECPN and MergerCo that have been made available to G&M on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date.  ECPN and MergerCo are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ECPN or MergerCo, respectively.

4.2          Authority Relative to this Agreement; Non-Contravention.  Each of ECPN and MergerCo has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by ECPN and MergerCo, and the consummation by ECPN and MergerCo of the transactions contemplated hereby have been duly authorized by the Boards of Directors of ECPN and MergerCo.  Except for the approval of ECPN (as sole stockholder of MergerCo), no further corporate proceedings on the part of ECPN or MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by ECPN. This Agreement has been duly executed and delivered by ECPN and MergerCo and, assuming it is a valid and binding obligation of G&M, constitutes a valid and binding obligation of ECPN and MergerCo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the effectiveness of the Form S-4 Registration Statement filed with the Securities and Exchange Commission for the distribution of the ECPN Common Stock, and (y) the filing of the Articles of Merger with the Nevada Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ECPN or MergerCo for the consummation by ECPN or MergerCo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ECPN or MergerCo, or adversely affect the consummation of the transactions contemplated hereby.

4.3          No Conflicts.  Neither ECPN nor MergerCo nor, to ECPN’s Knowledge, ECL is subject to, or obligated under, any provision of (a) their respective Articles or Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ECPN, MergerCo or ECL.

4.4          Capitalization.

(a)           As of the date hereof, ECPN is, and on the Effective Date will be, authorized to issue 300,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 91,816,412 shares of common stock, and no shares of preferred stock are currently issued and outstanding.  The issued and outstanding shares of capital stock of ECPN are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind.  Other than as described on Schedule 4.4(a), on the date of execution of this Agreement, ECPN has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 4.4(a) hereto, on the date of execution of this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ECPN and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ECPN any shares of capital stock or other securities of ECPN, and there will not be any such agreements prior to or on the Effective Date without the prior written consent of G&M.

(b)           ECPN is not a party to, and, to ECPN’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of ECPN.

(c)           The authorized capital of MergerCo consists of 1,000 shares of common stock, par value $.001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by ECPN.  The issued and outstanding shares of capital stock of MergerCo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MergerCo any shares of capital stock or other securities of MergerCo of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MergerCo to repurchase or otherwise acquire any shares of its capital stock.

4.5          Exchange Act Reports.  Prior to the date of this Agreement, ECPN has made available to G&M complete and accurate copies of (a) ECPN’s Annual Report on Form 10-K for the year ended September 30, 2009 (the “ECPN 10-K Report”), (b) ECPN’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, and March 31, 2010 as filed with the SEC (the “ECPN 10-Q Reports”), and (c) all current reports on Form 8-K filed with the SEC since December 31, 2009 (the “ECPN 8-K Reports,” and together with the ECPN 10-K Reports and ECPN 10-Q Reports, the “ECPN SEC Filings”).  As of their respective dates or as subsequently amended prior to the date hereof, each of the ECPN SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC.  The financial statements (including footnotes thereto) included in or incorporated by reference into the ECPN SEC Filings were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of ECPN as of the dates thereof and results of operations for the periods referred to therein.

4.6          Litigation.  Except as set forth on Schedule 4.6, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of ECPN, threatened against ECPN, MergerCo or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, or to ECPN’s Knowledge against ECL, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of ECPN, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving ECPN or any of its officers, directors, employees or Affiliates, individually or in the aggregate, or against MergerCo or ECL. Neither ECPN nor MergerCo nor, to ECPN’s Knowledge, ECL, is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7          Subsidiaries.  ECPN does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity, except for those set forth on Schedule 4.7.

4.8          No Brokers or Finders.  None of ECPN or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9          Tax Matters.

(a)           (i) ECPN has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“ECPN Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such ECPN Returns are complete and accurate in all material respects; (iii) ECPN has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ECPN has established on the ECPN Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) ECPN has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)           To ECPN’s Knowledge, there are no liens for Taxes upon any assets of ECPN, except liens for Taxes not yet due.

(c)           No deficiency for any Taxes has been asserted, assessed or, to ECPN’s Knowledge, proposed against ECPN that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by ECPN regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or ECPN Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to ECPN by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of ECPN, is any such Tax audit or other proceeding threatened with regard to any Taxes or ECPN Returns. ECPN does not expect the assessment of any additional Taxes of ECPN for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of ECPN which would exceed the estimated reserves established on its books and records.

(d)           ECPN is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ECPN not to be deductible (in whole or in part) under Section 280G of the Code. ECPN is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by ECPN with respect to Taxes.  Schedule 4.8 contains a list of all jurisdictions in which ECPN is required to file any ECPN Return and no claim has ever been made by a taxing authority in a jurisdiction where ECPN does not currently file ECPN Returns that ECPN is or may be subject to taxation by that jurisdiction.  There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of ECPN.

(e)           ECPN has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f)           ECPN has not requested any extension of time within which to file any ECPN Return, which return has not since been filed.

4.10        Contracts and Commitments.  Other than as referenced in the ECPN SEC Filings, ECPN is not a party to any material contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to ECPN or its business.

4.11        Affiliate Transactions.  Except as reported in the ECPN SEC Filings and other than pursuant to this Agreement, no officer, director or employee of ECPN, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market, or in an over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively “ECPN Insiders”), has any agreement with ECPN or ECL or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ECPN or ECL (other than ownership of capital stock of ECPN Subsidiaries). Neither ECPN nor ECL is indebted to any ECPN Insider (except for reimbursement of ordinary business expenses) and no ECPN Insider is indebted to ECPN or ECL) except for cash advances for ordinary business expenses). No ECPN Insider has any direct or indirect interest in any competitor, supplier or customer of ECPN or ECL or in any person, firm or entity from whom or to whom ECPN or ECL leases any property, or in any other person, firm or entity with whom ECPN or ECL transacts business of any nature.

4.12        Compliance with Laws; Permits.

(a)           Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ECPN or ECL, as the case may be, ECPN and its officers, directors, agents and employees and ECL have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against ECPN or ECL, and ECPN and ECL have not received any notice, alleging a violation of any such laws, regulations or other requirements; provided, that the representations herein as to ECL are to ECPN’s Knowledge.

(b)           ECPN has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13        Validity of the ECPN Common Stock.  The shares of ECPN Common Stock to be issued to holders of G&M Common Stock and G&M Preferred Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.14        Real Property.  ECPN does not own any real property, leaseholds or other interests in real property.

4.15        Insurance.  The insurance policies owned and maintained by ECPN that are material to ECPN are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that ECPN is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and ECPN has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

4.16        No Undisclosed Liabilities.  Except as reflected in the unaudited consolidated balance sheet of ECPN at March 31, 2010 included in ECPN’s Quarterly Report on Form 10-Q for such period (the “ECPN Latest Balance Sheet”), ECPN has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the ECPN Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

4.17        Environmental Matters.  Except as would not be expected to have a Material Adverse Effect, neither ECPN nor any of its Subsidiaries (including MergerCo) nor, to ECPN’s Knowledge, ECL, has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined in Section 3.17), and except in full compliance with Environmental Laws, neither ECPN nor any of its Subsidiaries (nor, to the Knowledge of ECPN, ECL or any predecessor in interest in connection with the business of ECPN or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.17) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility.  There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, ECPN or its Subsidiaries (or, to the Knowledge of ECPN, ECL or any predecessor in interest in connection with the business of ECPN or its Subsidiaries) during the period of ECPN’s or such Subsidiary’s (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of ECPN, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined in Section 3.17) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to ECPN’s Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

4.18        Absence of Certain Developments.  Except as disclosed in the ECPN SEC Filings or as otherwise contemplated by this Agreement, since March 31, 2010, ECPN and ECL have conducted their respective businesses only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on ECPN or ECL, (ii) any event that would reasonably be expected to prevent or materially delay the performance of ECPN’s obligations pursuant to this Agreement, (iii) any material change by ECPN in its accounting methods, principles or practices, (iv) any amendment to the Articles of Incorporation or Bylaws of ECPN, (v) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by ECPN or ECL, (x) purchase, sale, assignment or transfer of any material assets by ECPN or ECL, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of ECPN or ECL, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on ECPN or ECL, as the case may be, or (z) cancellation, compromise, release or waiver by ECPN or ECL of any rights of material value or any material debts or claims, (vi) any incurrence by ECPN or ECL of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (vii) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ECPN or ECL, (viii) entry by ECPN or ECL into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (ix) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which ECPN or ECL is a party or by which any of them is bound, (x) entry by ECPN or ECL into any loan or other transaction with any officers, directors or employees of ECPN, (xi) any charitable or other capital contribution by ECPN or ECL or pledge therefore, (xii) entry by ECPN or ECL into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xiii) any negotiation or agreement by ECPN or ECL to do any of the things described in the preceding clauses (i) through (xii); provided, that the representations as to ECL herein are to ECPN’s Knowledge.

4.19        Employee Benefit Plans.

(a)           There are no (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of ECPN, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of ECPN, in the case of a plan described in (i) or (ii) above, that is currently maintained by ECPN or with respect to which ECPN has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “ECPN Plans”), except as disclosed in the ECPN SEC filings.

(b)           No director, officer, or employee of ECPN or any of its Subsidiaries or, to ECPN’s Knowledge, of ECL, will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any ECPN Plan solely as a result of consummation of the transactions contemplated by this Agreement.  No director of officer or control person of G&M prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the ECPN Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

4.20        Employees.  To the Knowledge of ECPN, (a) neither any executive employee of ECPN, nor any group of ECPN’s employees has any plans to terminate his, her or its employment; (b) ECPN does not have any material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against ECPN, nor is ECPN aware of any facts that would give rise to such a claim; (d) to the Knowledge of ECPN, no employee of ECPN is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of ECPN; (e) no employee or former employee of ECPN has any claim with respect to any intellectual property rights of ECPN; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) through (e).

4.21        Intellectual Property.

(a)           ECPN does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “ECPN Intellectual Property”).

(b)           To ECPN’s Knowledge, ECPN is not infringing upon the proprietary rights of any Person.  There are no claims pending or, to ECPN’s Knowledge, threatened alleging that ECPN is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c)           ECPN is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on ECPN.

4.22        Tax-Free Reorganization.  Neither ECPN nor, to ECPN’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23        Financial Statements.  The financial statements of ECPN included in the ECPN SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of ECPN as of the dates of and for the periods referred to in such financial statements.

4.24        Proxy Statement and Registration Statement.  None of the information supplied or to be supplied by ECPN for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  None of the information supplied or to be supplied by ECPN for inclusion or incorporation by reference in the Proxy Statement/Prospectus on the date it is first mailed to holders of G&M Common Stock and G&M Preferred Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25        Full Disclosure.  The representations and warranties of ECPN and MergerCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which ECPN or MergerCo has Knowledge that has not been disclosed to G&M pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on ECPN, MergerCo or ECL, or materially adversely affect the ability of ECPN, MergerCo or ECL, to consummate in a timely manner the transactions contemplated hereby

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1          Conduct of Business by ECPN and MergerCo.  From the date of this Agreement to the Effective Date, unless G&M shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither ECPN nor MergerCo shall, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of ECPN, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of ECPN, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of ECPN’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and ECPN’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

5.2          Conduct of Business by G&M.  From the date of this Agreement to the Effective Date, unless ECPN shall otherwise agree in writing or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, G&M shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of G&M, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of G&M, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of G&M’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and G&M’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) sell or transfer, mortgage, pledge, lease, license or otherwise encumber any of its assets or those of its Subsidiaries other than in the ordinary course of business, in accordance with past practices, and in a manner not exceeding in the aggregate of $10,000.  Notwithstanding the foregoing, G&M may sell shares of ECPN Common Stock held by it.

ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1          Governmental Filings.  Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2          Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.3          Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Closing Date, G&M and ECPN shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           G&M and ECPN agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder.  Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)            In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order.  In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by ECPN with the Securities and Exchange Commission under cover of Form 8-K.

(d)           Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither ECPN nor G&M nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)           is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)           was available to such party on a non-confidential basis prior to its disclosure;

(iii)           becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)           developed by such party independently of any disclosure by the other party; or

(v)           is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e)           ECPN and G&M each agree that money damages would not be sufficient to remedy any breach by the other party of this Section, and that, in addition to all other remedies, each party against which a breach of this Section has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4          Tax Treatment.  It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.  Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation §1.368-2(g) and §1.368-3(a).

6.5          Press Releases.  G&M and ECPN shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6          Preparation of Disclosure Documents.

(a)           As soon as practical following the date of this Agreement, G&M and ECPN shall prepare the Proxy Statement/Prospectus.  G&M shall, in cooperation with ECPN, file the Proxy Statement/Prospectus with the SEC as its preliminary Proxy Statement/Prospectus and ECPN shall, in cooperation with G&M, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included.  Each of G&M and ECPN shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger.  G&M shall use reasonable commercial efforts to mail the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy/prospectus material, and, if required in connection therewith, resolicit proxies.  ECPN shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of ECPN Common Stock in the Merger and G&M shall furnish all information concerning G&M and the stockholders of G&M as may be reasonably requested in connection with any such action.

(b)           Except as required by applicable law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by ECPN or G&M without the approval of the other party (which shall not be unreasonably withheld or delayed).  Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ECPN Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

6.7          G&M Stockholders’ Meeting; Materials to Stockholders.

(a)           G&M shall, in accordance with Section 92A.120 of the NRS and its Articles of Incorporation and Bylaws, duly call, give notice of, convene and hold a special meeting of G&M stockholders (the “G&M Stockholder Meeting”) as promptly as practicable after the date on which the Registration Statement is declared effective for the purpose of considering and taking action upon this Agreement and the Merger.

(b)           G&M shall as promptly as practicable following the date of this Agreement prepare and mail to G&M stockholders all information as may required to comply with the NRS, the Securities Act and the Exchange Act.

6.8          Affiliate Letters.  G&M shall identify to ECPN all persons who G&M believes may be “affiliates” of G&M within the meaning of Rule 145 under the Securities Act.  G&M shall use reasonable commercial efforts to provide ECPN with such information as ECPN shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of G&M.  G&M shall use reasonable commercial efforts to deliver to ECPN a letter from each of such affiliates identified by G&M and ECPN in substantially the form attached hereto as Exhibit B (the “Affiliate Letters”) as soon as practicable after the date hereof but in no event later than the day preceding the filing of the Registration Statement.

6.9          Failure to Fulfill Conditions.  In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.10        Notification of Certain Matters.  On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE VII
CONDITIONS

7.1          Conditions to Obligations of Each Party.  The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)           No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b)           Stockholder Approvals.  This Agreement and the Merger shall have been approved by the Requisite G&M Stockholder Vote.

(c)           Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the Knowledge of ECPN or G&M, threatened by the SEC.

(d)           Adverse Proceedings.  There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by ECPN or MergerCo of all or a material portion of the business or assets of G&M, or to compel ECPN or MergerCo or G&M to dispose of or to hold separately all or a material portion of the business or assets of ECPN or MergerCo or of G&M, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e)           Governmental Action.  There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(d).

7.2          Additional Conditions to Obligation of ECPN and MergerCo.  The obligation of ECPN and MergerCo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance.  The representations of G&M contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date.  G&M shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)           Officers’ Certificate.  G&M shall have furnished to ECPN and MergerCo a certificate of the Chief Executive Officer of G&M, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)           Secretary’s Certificate.  G&M shall have furnished to ECPN (i) copies of the text of the resolutions by which the corporate action on the part of G&M necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, and (ii) a certificate from the Secretary of State of Nevada evidencing the good standing of G&M in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals.  G&M shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of G&M’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting G&M or any license, franchise or permit of or affecting G&M.

(e)           Delivery of G&M Financial Statements.  G&M shall have completed and delivered to ECPN audited financial statements for the fiscal years ending December 31, 2008 and December 31, 2009 (the “G&M Audited Financials”) and reviewed financial statements for the three-month period ended March 31, 2010, and any interim quarterly periods subsequent to G&M Audited Financials evidencing the financial and operational performance of G&M (the “G&M Interim Financials”).  Additionally, G&M shall deliver to ECPN auditor consents for inclusion of the G&M Audited Financials into the applicable filings of ECPN with the Securities and Exchange Commission.

(f)           Material Changes.  G&M shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the G&M Interim Statements.

(g)           Dissenting Shares.  Immediately prior to the Effective Time of the Merger, the number of Dissenting Shares which had validly notified G&M of their appraisal rights under Chapter 92A of NRS shall not be unacceptable to the ECPN Board of Directors in its sole discretion, which shall not be unreasonably exercised.

(h)           Merger Certificate.  G&M shall have executed and delivered to ECPN a copy of the Articles of Merger.

7.3          Additional Conditions to Obligation of G&M.  The obligation of G&M to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a)           Representations and Compliance.  The representations of ECPN and MergerCo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. ECPN and MergerCo, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(b)           Officers’ Certificate.  ECPN and MergerCo shall have furnished to G&M certificates of their respective Chief Executive Officers, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)           Secretary’s Certificate.  ECPN and MergerCo shall have furnished to G&M (i) copies of the text of the resolutions by which the corporate action on the part of ECPN and MergerCo is necessary to approve this Agreement and the Articles of Merger, the election of the directors of ECPN to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, and (ii) certificates from the Secretary of State of Nevada evidencing the good standing of ECPN and MergerCo in such jurisdiction as of a day within three business days prior to the Closing Date.

(d)           Consents and Approvals.  ECPN and MergerCo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of ECPN’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting ECPN or any license, franchise or permit of or affecting ECPN.

(e)           Material Changes.  ECPN shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the ECPN Interim Statements.

(f)           Dissenting Shares.  Immediately prior to the Effective Time of the Merger, the number of Dissenting Shares which had validly notified G&M of their appraisal rights under Chapter 92A of NRS shall not be unacceptable to the G&M Board of Directors in its sole discretion, which shall not be unreasonably exercised.

(g)           Merger Certificate.  ECPN shall have executed and delivered to G&M a copy of the Articles of Merger.

ARTICLE VIII
TERMINATION

8.1          Termination.  This Agreement may be terminated prior to the Effective Date:

(a)           by mutual consent of G&M and ECPN, if the boards of directors of each so determines by vote of a majority of the members of its entire board;

(b)           by ECPN, if G&M shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 7.2(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within twenty (20) business days after the giving of written notice of such breach or failure to perform; provided, however, that ECPN may only terminate this Agreement pursuant this Section 8.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on ECPN and the Surviving Corporation taken as a whole; or

(c)           by G&M, if ECPN or MergerCo shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Sections 4.2 and 7.3(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within twenty (20) business days after the giving of written notice of such breach or failure to perform; provided, however, that G&M may only terminate this Agreement pursuant this Section 8.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on G&M.

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

ARTICLE IX
GENERAL PROVISIONS

9.1          Notices.  All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to G&M:	Gold and Minerals Company, Inc. P. O. Box 5148 Scottsdale, Arizona 85260 Facsimile: (480) 860-6308 Attn: Larry Lozensky, President & CEO

With copies to:	Arly Richau, Esq. 6710 N. Scottsdale Road, Suite 210 Scottsdale, Arizona 85253 Facsimile: (480) 951-1343

If to ECPN or MergerCo:	El Capitan Precious Metals, Inc. 15225 N. 49th Street Scottsdale, Arizona 85254 Facsimile: (480) 595-4427 Attn: Charles C. Mottley, President and CEO

With copies to:	Michael K. Hair, P.C. 7407 E. Ironwood Court Scottsdale, Arizona 85258 Facsimile: (480) 443-1908 Attn: Michael K. Hair, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service. No Survival

9.2          No Survival.  The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 8.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 6.3(d) will survive the Effective Time indefinitely.

9.3          Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4          Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5          Amendment.  This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6          Waiver.  At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7          Miscellaneous.  This Agreement (together with all other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8          Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.9          Third Party Beneficiaries.  Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10        Governing Law.  This Agreement is governed by the internal laws of the State of Arizona without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11        Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Arizona, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Arizona, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

GOLD AND MINERALS COMPANY, INC.

By:	/s/ Larry Lozensky
Name: Larry Lozensky
Title: President and Chief Executive Officer

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Charles C. Mottley
Name: Charles C. Mottley
Title: President and Chief Executive Officer

MERGERCO

By:	/s/ Charles C. Mottley
Name: Charles C. Mottley
Title: President and Chief Executive Officer

EXHIBIT A

ARTICLES OF MERGER
OF
MERGERCO
AND
GOLD AND MINERAL COMPANY, INC.

Articles of Merger made as of the _______day of ________ 2010, by and among El Capitan Precious Metals, Inc., a Nevada corporation ("ECPN"), MergerCo, a Nevada corporation (herein "MC"), and Gold and Minerals Company, Inc., a Nevada corporation ("G&M").  MC and G&M are sometimes hereinafter collectively referred to as the "Constituent Corporations".

RECITALS:

ECPN is a publicly traded Nevada corporation with authorized capital consisting of 300,000,000 shares of common stock, $.001 par value (the "ECPN Common Stock"), of which ___________ shares were issued and outstanding as of _____________, 2010 and 5,000,000 shares of preferred stock, $.001 par value, of which no shares were issued and outstanding as of ___________, 2010. ECPN owns 100% of the issued and outstanding capital stock of MC.

MC is a recently formed Nevada corporation with authorized capital consisting of 1,000 shares of common stock, $.001 par value, of which 1,000 shares were issued to ECPN and are outstanding as of _______________, 2010.

G&M is a Nevada corporation with authorized capital consisting of 100,000,000 shares of common stock, $.001 par value (the "G&M Common Stock") of which ___________ shares were issued and outstanding as of ___________, 2010 and no additional shares of G&M Common Stock were reserved for issuance upon exercise of any outstanding common stock purchase warrants or options; and 10,000,000 shares of preferred stock, .001 par value (the “G&M Preferred Stock”), of which ___________ shares were issued and outstanding as of __________, 2010.

ECPN, G&M and MC have entered into an Agreement and Plan of Merger dated June 28, 2010 (the "Merger Agreement") setting forth certain representations, warranties, agreements and conditions in connection with the merger provided for herein (the "Merger").

The respective Board of Directors of ECPN, MC and G&M have, by resolution, duly approved the execution of and the transaction contemplated by the Merger Agreement and these Articles of Merger and directed that they be submitted to the stockholders of G&M for adoption and approval.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I

MERGER

1.1           In accordance with the provisions of these Articles and Article II of Merger Agreement, ECPN will acquire G&M through the merger of MC with and into G&M; and G&M will become a wholly-owned subsidiary of ECPN.  G&M shall thereby become and is herein sometimes referred to as the "Surviving Corporation."

1.2           Upon the Effective Time of the Merger (as defined in Article III hereof) the Surviving Corporation: (i) shall become vested absolutely with all of the rights and property of G&M and MC, as constituted immediately prior to the Effective Time of the Merger, and (ii) shall continue subject to all of debts and liabilities of G&M and MC, as the same shall have existed immediately prior to the Effective Time of the Merger.  All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired.

1.3           ECPN hereby agrees that after the Effective Time of the Merger, as defined below, ECPN will issue certificates representing that number of shares of ECPN Common Stock (collectively, the "Merger Shares") into which shares of G&M Common Stock and G&M Preferred Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be automatically converted into as hereinafter provided by virtue of the Merger, but not subject to validly exercised rights of dissent and appraisal pursuant to Nevada Revised Statutes, Chapter 92A.

1.4           The Merger shall not become effective until the following actions shall have been completed:  (i) the Merger Agreement shall have been adopted and approved at a Special Stockholders Meeting by the stockholders of a majority of the outstanding shares of G&M Common Stock and G&M Preferred Stock in accordance with the requirements of Nevada corporate law; and (ii) all of the other conditions precedent to the consummation of the Merger specified in the Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof.

II

EXCHANGE OF SHARES

The manner and basis of exchanging the converted shares of G&M Common Stock and G&M Preferred Stock for the Merger Shares and the exchange of certificates therefor, shall be as follows:

2

2.1           Each one (1.0) share of G&M Common Stock and G&M Preferred Stock, which shall be issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger be automatically converted into and exchangeable for, at the Effective Time of the Merger, ______________ shares of the Merger Shares.  If between the date hereof and the Effective Time of the Merger, ECPN or G&M shall either effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of their respective outstanding common stock, or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of the Merger Shares to be issued and delivered as provided in these Articles of Merger and the Merger Agreement shall be appropriately adjusted.

2.2           After the Effective Time of the Merger, certificates representing outstanding shares of G&M Common Stock and G&M Preferred Stock shall evidence the right of the holder thereof to receive certificates for the Merger Shares at the applicable rate stated in Section 2.1 hereinabove but only upon the surrender of the certificates for the G&M Common Stock and G&M Preferred Stock to ECPN's stock transfer agent, which shall act as the exchange agent (the "Exchange Agent") for such G&M stockholders to effect the conversion and exchange of certificates on their behalf.  Each holder of G&M Common Stock and/or G&M Preferred Stock, upon surrender of the certificate or certificates of G&M Common Stock and/or G&M Preferred Stock to the Exchange Agent, shall be entitled upon such surrender to receive in conversion and exchange therefor a certificate or certificates representing the number of whole shares of the Merger Shares into which the shares of G&M Common Stock and G&M Preferred Stock so surrendered shall have been converted as described herein.  No dividends or distributions will be paid to persons entitled to receive certificates for the Merger Shares pursuant hereto until such persons shall have surrendered their G&M Common Stock and/or G&M Preferred Stock certificates to the Exchange Agent; but there shall be paid to the record holder of each such certificate, with respect to the number of whole shares of the Merger Shares issued in conversion therefor (i) upon such surrender, the amount of any dividends or distributions with a record date subsequent to the Effective Time of the Merger and prior to surrender which shall have become payable thereon since the Effective Time of the Merger, without interest, and (ii) after such surrender, the amount of any dividends thereon with a record date subsequent to the Effective Time of the Merger and prior to surrender and the payment date of which shall be subsequent to surrender; such amount to be paid on such payment date.

2.3           (a)           Each G&M stockholder who will be receiving 10,000 or less Merger Shares in the conversion described in this Article II will be issued one unrestricted stock certificate. Each G&M stockholder who will be receiving more than 10,000 Merger Shares in the conversion will be issued one unrestricted certificate for 10,000 Merger Shares and one restricted certificate for the remaining number of Merger Shares to be received in the conversion.

(b)           Ninety (90) days after the Effective Time a G&M stockholder may return his restricted Merger Shares certificate to the Exchange Agent and, if the number of restricted Merger Shares is 10,000 or less, he will receive an unrestricted Merger Shares certificate from the Exchange Agent. If the number of Merger Shares in the returned restricted certificate is more than 10,000, the G&M stockholder will receive an unrestricted certificate for 10,000 Merger Shares plus an unrestricted certificate for 25% of his remaining Merger Shares, and a restricted certificate for 75% of his remaining Merger Shares.  A G&M stockholder may repeat this process of removing the restrictive legend from a portion of his restricted Merger Shares certificate issued in the conversion every ninety (90) days.  One year after the Effective Time of the Merger, a G&M stockholder who has received a restricted Merger Shares certificate may have the restrictive legend removed from all of his restricted Merger Shares received in the conversion, irrespective of the number of Merger Shares.

3

2.4           No certificate representing a fraction of a share of the Merger Shares will be issued and no right to vote or receive any distribution or any other right of a stockholder shall attach to any fractional interest in a share of the Merger Shares to which any holder of G&M Common Stock and/or G&M Preferred Stock would otherwise be entitled hereunder.  In lieu thereof, each holder of G&M Common Stock and/or G&M Preferred Stock entitled to a fraction of a share of the Merger Shares shall receive one whole share of Merger Shares for each fraction of a share entitled thereto (after aggregating all fractional shares otherwise to be received by such G&M stockholder).

2.5           In the event any Merger Shares have not been issued by the Exchange Agent pursuant to this Article II because one or more G&M stockholders did not surrender their G&M Common Stock and/or G&M Preferred Stock certificate within eighteen (18) months after the Effective Time, ECPN shall authorize the Exchange Agent to distribute the remaining Merger Shares to all of the G&M stockholders who did properly surrender their G&M Common Stock and/or G&M Preferred Stock certificates pursuant to this Article II, on a pro-rata basis of such properly surrendered G&M Common Stock and/or G&M Preferred Stock.  No fractional Merger Shares shall be issued to any G&M stockholder pursuant to the distribution of Merger Shares described in this Section 2.5.

2.6           At the Effective Time of the Merger, all shares of G&M Common Stock and/or G&M Preferred Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

III

EFFECTIVE TIME OF MERGER; ABANDONMENT OF MERGER

3.1           Subject to the provisions of this Article III, the terms and conditions of these Articles of Merger shall be submitted to the stockholders of G&M, along with the Merger Agreement.  If adopted and approved by the vote of the stockholders of each of the Constituent Corporations, as required by Nevada statute, and if all of the conditions precedent to the consummation of the Merger specified in the Merger Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in this Article III, these Articles of Merger shall be filed with the office of the Secretary of State of Nevada (the "Secretary of State's Office").  The "Effective Time@ of the Merger shall be the date and time  upon which a duly executed copy of these Articles of Merger are filed and become effective with the Secretary of State's Office.

3.2           These Articles of Merger may be terminated and the proposed Merger abandoned at any time prior to the Effective Time of the Merger, and whether before or after approval of the Merger Agreement by the Board of Directors or stockholders of either of the Constituent Corporations, in the manner provided in Article VIII of the Merger Agreement.

4

IV

MISCELLANEOUS

4.1           For the convenience of the parties hereto and to facilitate the filing of these Articles of Merger, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

4.2           At any time prior to the Effective Time of the Merger the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive (in the manner specified in Section 9.6 of the Merger Agreement) any breach or inaccuracy in the representations and warranties contained in these Articles of Merger or in the Merger Agreement or in any document delivered pursuant thereto, or (c) waive (in the manner specified in Section 9.6 of the Merger Agreement) compliance with any of the covenants, conditions or agreements contained in these Articles of Merger or in the Merger Agreement.

4.3  The corporation parties to these Articles are also parties to the Merger Agreement. The two agreements are intended to be construed together in order to effectuate their purposes, and said agreements are intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1954, as amended.

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5

IN WITNESS WHEREOF, each of the undersigned corporations has caused these Articles of Merger to be signed in its corporate name by its duly authorized officers and its corporate seal to be affixed hereto, all as of the date first above written.

EL CAPITAN PRECIOUS METALS, INC.

By:
Charles C. Mottley
President and Chief Executive Officer

MERGERCO

By:
Charles C. Mottley
President and Chief Executive Officer

GOLD AND MINERALS COMPANY, INC.

By:
Larry Lozensky
President and Chief Executive Officer

6

EXHIBIT B

Affiliate Letters

El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, Arizona 85254

Re: Rule 145

Gentlemen:

I, ____________________, the undersigned Director of Gold and Minerals Company, Inc. ("G&M"), in conjunction with the common stock shares of El Capitan Precious Metals, Inc. ("ECPN") which are to be issued to me (the "Shares") pursuant to the acquisition of G&M by ECPN through the merger of G&M with MergerCo, a newly formed wholly-owned subsidiary of ECPN (the "Merger"), as described in the Agreement and Plan of Merger, dated June 28, 2010, by and between ECPN, G&M and MergerCo (the "Merger Agreement"), hereby represent and warrant to ECPN as follows:

I understand and acknowledge that pursuant to Rule 145(d) promulgated by the Securities and Exchange Commission (the "SEC"), irrespective of any contrary statement, representation or covenant in the Merger Agreement:

1.     I am prohibited from selling any of the Shares for the first ninety (90) days after the effective date of the Merger; and

2.     Thereafter, I may only sell the Shares in accordance with paragraphs (c), (e), (f) and (g) of SEC Rule 144; or

3.     Thereafter, I may only sell the Shares after I have not been an affiliate of ECPN, as that term is defined in Rule 144, for at least three (3) months and at least six (6) months have elapsed since the effective date of the Merger and ECPN meets the requirements of paragraph (c) of Rule 144; or

4.     Thereafter, I may only sell the Shares after I have not been an affiliate of ECPN for at least three (3) months and at least twelve (12) months have elapsed since the effective date of the Merger.

Dated:  _______________, 2010

Name